Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148502 on Form S-8 of our report dated June 25, 2012 relating to the financial statements and financial statement schedule of Alliant Techsystems Inc. 401(k) Plan appearing in this Annual Report on Form 11-K of Alliant Techsystems Inc. 401(k) Plan for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

June 28, 2012